Exhibit 99.1

Halcón Announces Suspension of Trading and Commencement of NYSE Delisting Procedures

Common Stock and Warrants Expected to Begin Trading on the OTC Markets Tuesday, July 23, 2019

Denver, Colorado, July 23, 2019 (GLOBE NEWSWIRE) — Halcón Resources, Inc. (“Halcón” or the “Company”) today announced that it was notified by the New York Stock Exchange (“NYSE”) that due to “abnormally low” trading price levels, pursuant to Section 802.01D of the NYSE Listed Company Manual, the NYSE has determined to commence delisting proceedings to delist its common stock and warrants exercisable for common stock.  Trading in the Company’s securities was suspended on July 22, 2019.

The NYSE will apply to the Securities and Exchange Commission to delist the common stock upon completion of all applicable procedures.

The Company anticipates that effective July 23, 2019, the common stock and warrants of the Company will commence trading on the OTC Pink marketplace under the symbols “HKRS” and “HKRSW”, respectively.

About Halcón Resources

Halcón  Resources  Corporation  is  an  independent  energy  company  engaged  in  the  acquisition,  production, exploration and development of onshore oil and natural gas properties in the United States.

Contact: Quentin

Hicks

EVP, CFO & Treasurer

Halcón Resources (303)

802-5541